Exhibit 3.117

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 07/10/2001 010332442 – 3412960

CERTIFICATE OF FORMATION
OF
NRG ILION LP LLC

The undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the Delaware Limited Liability Act, hereby adopts the following Certificate of Formation:

1.             Name: The name of the limited liability company is NRG Ilion LP LLC.

2.             Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.             Organizer: The name and address of the sole organizer of the limited liability company is William H. Rice, II, NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Ilion LP LLC this 10th day of July, 2001.

/s/ William H. Rice, II
William H. Rice, II
Authorized Person